Exhibit 99.1

The Hanover Reports Second Quarter Net Income and

Operating Income of $3.01 and $1.63 per Diluted Share, Respectively;

Combined Ratio of 96.2%; Combined Ratio, Excluding Catastrophes, of 82.7%;

Book Value Per Share Increased 12.6% to $81.10

WORCESTER, Mass., July 28, 2020 - The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $115.2 million, or $3.01 per diluted share, in the second quarter of 2020, compared to net income of $74.0 million, or $1.79 per diluted share, in the prior-year quarter. Operating income (1) was $62.7 million, or $1.63 per diluted share, for the second quarter of 2020, compared to $77.7 million, or $1.88 per diluted share, in the prior-year quarter. The difference between net and operating income in the quarter was primarily due to an after-tax increase in the fair value of equity securities.

Second Quarter Operating Highlights

•

Current accident year loss and loss adjustment expense (“LAE”) ratio, excluding catastrophes(2), of 51.8%, which included favorable loss frequency in short-tail coverages, primarily Personal Auto, while prudently reserving for uncertainty in longer-tail lines

•

Limited COVID-19-related loss activity experienced to date; increased COVID-19 loss reserves by $6 million to now include Workers’ Compensation, bringing the total ultimate loss expectation to $19 million

•	Catastrophe losses of $147.8 million, or 13.5 points, including favorable development on prior-year catastrophes of $7.0 million
•	Net premiums written decrease of 5.0%**, primarily due to the impact of the Personal Auto premium returns, lower new business, and exposure reductions within Commercial Lines
•	Core Commercial Lines rate increases (3) of 5.1% and 4.8% in Personal Lines (4)
•	Net investment income decreased to $57.7 million primarily due to the decrease in the fair value of limited partnerships, which are reported on a quarter lag
•	Book value per share of $81.10, up 12.6% from March 31, 2020, driven primarily by increases in the fair value of fixed income securities and net income
•	Company updated full-year 2020 outlook, including an improved combined ratio, excluding catastrophes, between 89.5% and 90.5%, compared to the prior outlook of 91% to 92%

(1)	See information about this and other non-GAAP measures and definitions used throughout this news release on the final pages of this document.

The Hanover Insurance Group, Inc. may also be referred to as “The Hanover” or “the company” interchangeably throughout this news release.

* Operating income metrics are calculated using diluted shares outstanding

** Unless otherwise stated, net premiums written growth and other growth comparisons are to the same period of the prior year

“We’re very pleased with our performance in the second quarter, particularly in light of the elevated catastrophe loss experience for us and across the industry,” said John C. Roche, president and chief executive officer at The Hanover. “We delivered operating earnings per share of $1.63 and a solid operating ROE(5) of 9.5%, demonstrating our ability to operate successfully even in the most challenging of environments. In light of our diverse and high-quality underwriting mix, COVID-19-related loss activity remains limited and we believe future exposure is manageable. Although our second quarter net premiums written were down 5%, impacted by the significant and sudden slowdown in economic activity and premium returns, we saw flat premium growth in the month of June, and we began to see growth resume in July. Our underlying production metrics are strong, with rate increases of 5.1% and 4.8% in Core Commercial and Personal Lines, respectively. We are confident we will reestablish and even ultimately improve upon our strong, pre-pandemic growth trajectory, driving our company forward in this dynamic, rapidly changing environment, creating value for our agents and customers, while delivering improved underwriting performance, top-quartile growth and superior returns in the long term.”

“We reported an all-in combined ratio of 96.2% and 82.7%, excluding catastrophes(6) in the second quarter,” said Jeffrey M. Farber, executive vice president and chief financial officer. “Our underlying loss performance reflected the temporary benefit of lower frequency, particularly in short-tail lines, while we maintained a prudent reserving approach to liability coverages in light of potential future uncertainty. At the same time, we continue to maintain a rigorous focus on our expenses, delivering an expense ratio(7) of 31.3%, as we further optimize operating expenses to yield efficiencies and invest in strategic and innovative capabilities.”

“Our book value per share increased 12.6% to $81.10 during the quarter, as a result of net income and the increase in unrealized gains on our fixed income portfolio. We believe our carefully constructed and diversified book of business, strong financial foundation, and high-quality investment portfolio position us well moving forward.”

	Three months ended		Six months ended
	June 30		June 30
($ in millions, except per share data)	2020	2019	2020	2019
Net premiums written	$1,081.0	$1,137.8	$2,217.9	$2,235.8
Net income	115.2	74.0	75.2	196.4
per diluted share	3.01	1.79	1.95	4.77
Operating income	62.7	77.7	149.5	158.4
per diluted share	1.63	1.88	3.87	3.84
Net investment income	57.7	69.6	127.3	139.8
Book value per share	$81.10	$74.39	$81.10	$74.39
Ending shares outstanding (in millions)	37.9	39.6	37.9	39.6
Combined ratio	96.2%	96.1%	95.7%	95.9%
Prior-year development ratio	(0.4)%	-	(0.3)%	-
Catastrophe ratio	13.5%	5.4%	8.3%	4.5%
Combined ratio, excluding catastrophes	82.7%	90.7%	87.4%	91.4%
Current accident year combined ratio, excluding catastrophes(6)	83.1%	90.7%	87.7%	91.4%

Second Quarter Operating Highlights

Commercial Lines

Commercial Lines operating income before taxes was $55.3 million in the quarter, compared to $72.8 million in the second quarter of 2019. The Commercial Lines combined ratio was 96.6%, compared to 95.4% in the prior-year quarter. Catastrophe losses in the second quarter of 2020 were $64.8 million, or 9.8 points, compared to $23.0 million, or 3.5 points, in the prior-year quarter.

Second quarter 2020 results included $5.1 million, or 0.8 points, of net favorable prior-year reserve development, driven primarily by Workers’ Compensation, partially offset by Commercial Auto and Commercial Multiple Peril (“CMP”). This compared to net favorable prior-year reserve development of $4.0 million, or 0.6 points, in the second quarter of 2019.

Commercial Lines current accident year combined ratio, excluding catastrophes, decreased 4.9 points to 87.6% from 92.5% in the prior-year quarter. The current accident year loss and LAE ratio, excluding catastrophes, decreased by 4.9 points to 53.2%, primarily driven by favorable loss frequency in short-tail coverages, including within CMP and Commercial Auto, and, to a lesser extent, in Other Commercial Lines (“OCL”). The Commercial Lines current accident year loss and LAE ratio also reflects an additional $6.0 million of reserves in Workers’ Compensation for potential exposure related to COVID-19 presumption legislation.

Net premiums written were $614.9 million in the quarter, down 4.6% from the prior-year quarter, driven by the decline in economic activity, which resulted in decreased policy exposures and lower new business, partially offset by increased rate and retention. Core Commercial price increases averaged 1.2% for the second quarter, which included the impact of reduced exposure, while average base rate increased 5.1%. Retention of 86.9% was elevated, due to lower remarketing activity and temporary moratoriums on cancellations.

The following table summarizes premiums and the components of the combined ratio for Commercial Lines:

	Three months ended		Six months ended
	June 30		June 30
($ in millions)	2020	2019	2020	2019
Net premiums written	$614.9	$644.7	$1,322.5	$1,322.1
Net premiums earned	658.6	658.8	1,334.5	1,311.2
Operating income before taxes	55.3	72.8	109.9	153.0
Loss and LAE ratio	62.2%	61.0%	63.2%	60.1%
Expense ratio	34.4%	34.4%	34.2%	34.7%
Combined ratio	96.6%	95.4%	97.4%	94.8%
Prior-year development ratio	(0.8)%	(0.6)%	(0.7)%	(0.9)%
Catastrophe ratio	9.8%	3.5%	6.6%	2.5%
Combined ratio, excluding catastrophes	86.8%	91.9%	90.8%	92.3%
Current accident year combined ratio, excluding catastrophes	87.6%	92.5%	91.5%	93.2%

Personal Lines

Personal Lines operating income before taxes was $32.6 million in the quarter, compared to $31.7 million in the second quarter of 2019. The Personal Lines combined ratio was 95.7%, compared to 97.0% in the prior-year quarter. Catastrophe losses in the second quarter of 2020 were $83.0 million, or 18.9 points, compared to $36.6 million, or 8.1 points, in the prior-year quarter. Catastrophe losses were driven primarily by wind and hail events in the Midwest and the Southeast.

Second quarter 2020 prior-year reserve development was immaterial, compared to net unfavorable prior-year reserve development of $3.3 million, or 0.7 points, in the second quarter of 2019.

Personal Lines current accident year combined ratio, excluding catastrophe losses, improved 11.4 points to 76.8%, from 88.2% in the prior-year quarter. The current accident year loss and LAE ratio, excluding catastrophes, improved by 10.9 points to 50.1%, driven by the temporary favorable loss frequency in Personal Auto.

The expense ratio(6) improved by 0.5 points to 26.7% in the second quarter of 2020, primarily due to a one-time benefit from a premium tax refund, which was partially offset by the impact of not reducing agent commissions on net earned premium returned to Personal Auto customers and associated reduced expense leverage.

Net premiums written were $466.1 million in the quarter, down 5.5% from the prior-year quarter, driven by the $29.4 million premium returns in April and May. Excluding the impact of the premium returns, net premiums written(8) increased 0.5% from the prior-year quarter. Personal Lines average rate increases in the second quarter of 2020 were 4.8%.

The following table summarizes premiums and components of the combined ratio for Personal Lines:

	Three months ended		Six months ended
	June 30		June 30
($ in millions)	2020	2019	2020	2019
Net premiums written	$466.1	$493.1	$895.4	$913.7
Net premiums earned	438.0	452.2	903.5	894.9
Operating income before taxes	32.6	31.7	97.5	58.5
Loss and LAE ratio	69.0%	69.8%	65.7%	70.2%
Expense ratio	26.7%	27.2%	27.1%	27.4%
Combined ratio	95.7%	97.0%	92.8%	97.6%
Prior-year development ratio	-	0.7%	(0.2)%	1.2%
Catastrophe ratio	18.9%	8.1%	10.7%	7.3%
Combined ratio, excluding catastrophes	76.8%	88.9%	82.1%	90.3%
Current accident year combined ratio, excluding catastrophes	76.8%	88.2%	82.3%	89.1%

Investments

Net investment income was $57.7 million for the second quarter of 2020, compared to $69.6 million in the prior-year quarter. The decrease was primarily due to a decrease in the fair value of limited partnerships, which is reported on a quarter lag. The average pre-tax earned yield on fixed maturities was 3.45% and 3.57% for the quarters ended June 30, 2020, and 2019, respectively. Total pre-tax earned yield on the investment portfolio for the quarter ended June 30, 2020, was 2.99%, down from 3.67% in the prior-year quarter.

Net realized gains from sales of fixed maturities and the changes in the fair value of equity securities  were $62.3 million, pre-tax, in the second quarter of 2020, compared to net realized gains of $12.5 million in the second quarter of 2019.

The company held approximately $8.5 billion in cash and invested assets on June 30, 2020. Fixed maturities and cash represented approximately 86% of the investment portfolio. Approximately 96% of the company’s fixed maturity portfolio is rated investment grade. Net unrealized gains on the fixed maturity portfolio as of June 30, 2020, were $451.5 million before taxes, an increase in fair value of $314.0 million since March 31, 2020.

Shareholders’ Equity and Capital Actions

On June 30, 2020, book value per share was $81.10, up 12.6% from March 31, 2020. This was driven primarily by the after-tax increase in the fair value of fixed income and equity securities, and net income.

During the quarter, the company also repurchased approximately 142,000 shares of common stock in the open market for $14.4 million. After accounting for these repurchases, the company has approximately $287 million of remaining capacity under its existing $900 million share repurchase program.

Earnings Conference Call

The Hanover will host a conference call to discuss its second quarter results on Wednesday, July 29, 2020, at 10:00 a.m. E.T.  A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover’s website.  Interested investors and others can listen to the call and access the presentation through the company’s website, located at hanover.com, in the “Investors” section. Investors may access the conference call by dialing 1-844-413-3975 in the U.S. and 1-412-317-5458 internationally. Webcast participants should go to the website 15 minutes early to register, download and install any necessary audio software.  A re-broadcast of the conference call will be available on this website approximately two hours after the call.

About The Hanover

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions through a select group of independent agents and brokers. Together with its agent partners, The Hanover offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. For more information, please visit hanover.com.

Contact Information

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley	Emily P. Trevallion
Email: olukasheva@hanover.com	Email: mibuckley@hanover.com	Email: etrevallion@hanover.com
1-508-525-6081	1-508-855-3099	1-508-855-3263

Definition of Reported Segments

Continuing operations include three operating segments: Commercial Lines, Personal Lines and Other. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages such as management and professional liability, marine, Hanover Programs, specialty industrial and commercial property, monoline general liability and surety. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The “Other” segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of run-off voluntary property and casualty pools business in which the company has not  actively participated since 1995.

Financial Supplement

The Hanover's second quarter earnings news release and financial supplement are available in the “Investors” section of the company’s website at hanover.com.

Condensed Financial Statements and Reconciliations

The Hanover Insurance Group, Inc.
Condensed Consolidated Income Statements	Three months ended		Six months ended
	June 30		June 30
($ in millions)	2020	2019	2020	2019
Revenues
Premiums earned	$1,096.6	$1,111.0	$2,238.0	$2,206.1
Net investment income	57.7	69.6	127.3	139.8
Net realized and unrealized investment gains (losses):
Net realized gains from sales and other	0.8	0.8	3.9	0.4
Net change in fair value of equity securities	61.5	11.7	(74.7)	60.3
Impairment recoveries (losses) on investments	1.4	(0.4)	(27.1)	(0.4)
Total net realized and unrealized investment gains (losses)	63.7	12.1	(97.9)	60.3
Fees and other income	6.3	5.9	13.1	11.9
Total revenues	1,224.3	1,198.6	2,280.5	2,418.1
Losses and expenses
Losses and loss adjustment expenses	712.0	717.7	1,440.2	1,417.3
Amortization of deferred acquisition costs	237.3	230.5	474.2	460.0
Interest expense	9.4	9.3	18.8	18.7
Other operating expenses	122.5	131.3	258.1	263.7
Total losses and expenses	1,081.2	1,088.8	2,191.3	2,159.7
Income from continuing operations before income taxes	143.1	109.8	89.2	258.4
Income tax expense	27.8	19.2	12.6	45.2
Effect of new tax regulations on Chaucer gain on sale	-	5.6	-	5.6
Income from continuing operations	115.3	85.0	76.6	207.6
Discontinued operations (net of taxes):
Sale of Chaucer business	-	(9.9)	-	(9.0)
Loss from Chaucer business	-	(0.2)	-	(0.5)
Loss from discontinued life businesses	(0.1)	(0.9)	(1.4)	(1.7)
Net income	$115.2	$74.0	$75.2	$196.4

The Hanover Insurance Group, Inc.
Condensed Consolidated Balance Sheets
	June 30	December 31
($ in millions)	2020	2019
Assets
Total investments	$8,301.5	$7,996.0
Cash and cash equivalents	182.6	215.7
Premiums and accounts receivable, net	1,296.2	1,260.4
Reinsurance recoverable on paid and unpaid losses and unearned premiums	1,813.7	1,814.0
Other assets	1,139.4	1,101.6
Assets of discontinued businesses	105.2	102.8
Total assets	$12,838.6	$12,490.5
Liabilities
Loss and loss adjustment expense reserves	$5,837.3	$5,654.4
Unearned premiums	2,408.1	2,416.7
Debt	652.8	653.4
Other liabilities	750.4	732.9
Liabilities of discontinued businesses	118.3	116.9
Total liabilities	9,766.9	9,574.3
Total shareholders’ equity	3,071.7	2,916.2
Total liabilities and shareholders’ equity	$12,838.6	$12,490.5

The following is a reconciliation from operating income (loss) to net income(9):

The Hanover Insurance Group, Inc.
	Three months ended June 30				Six months ended June 30
	2020		2019		2020		2019
($ In millions, except per share data)	$ Amount	Per Share (Diluted)	$ Amount	Per Share (Diluted)	$ Amount	Per Share (Diluted)	$ Amount	Per Share (Diluted)
Operating income (loss)
Commercial Lines	$55.3		$72.8		$109.9		$153.0
Personal Lines	32.6		31.7		97.5		58.5
Other	1.0		2.5		(1.4)		5.3
Total	88.9		107.0		206.0		216.8
Interest expense	(9.4)		(9.3)		(18.8)		(18.7)
Operating income before income taxes	79.5	$2.07	97.7	$2.37	187.2	$4.85	198.1	$4.81
Income tax expense on operating income	(16.8)	(0.44)	(20.0)	(0.49)	(37.7)	(0.98)	(39.7)	(0.97)
Operating income after income taxes	62.7	1.63	77.7	1.88	149.5	3.87	158.4	3.84
Non-operating items:
Net realized gains from sales and other	0.8	0.02	0.8	0.02	3.9	0.10	0.4	0.01
Net change in fair value of equity securities	61.5	1.61	11.7	0.29	(74.7)	(1.94)	60.3	1.46
Impairment recoveries (losses) on investments	1.4	0.04	(0.4)	(0.01)	(27.1)	(0.70)	(0.4)	(0.01)
Effect of new tax regulations on Chaucer gain on sale	-	-	(5.6)	(0.14)	-	-	(5.6)	(0.13)
Other non-operating items	(0.1)	-	-	-	(0.1)	-	-	-
Income tax benefit (expense) on non-operating items	(11.0)	(0.29)	0.8	0.02	25.1	0.65	(5.5)	(0.13)
Income from continuing operations, net of taxes	115.3	3.01	85.0	2.06	76.6	1.98	207.6	5.04
Discontinued operations (net of taxes):
Sale of Chaucer business	-	-	(9.9)	(0.24)	-	-	(9.0)	(0.22)
Loss from Chaucer business	-	-	(0.2)	(0.01)	-	-	(0.5)	(0.01)
Loss from discontinued life businesses	(0.1)	-	(0.9)	(0.02)	(1.4)	(0.03)	(1.7)	(0.04)
Net income	$115.2	$3.01	$74.0	$1.79	$75.2	$1.95	$196.4	$4.77
Dilutive weighted average shares outstanding		38.3		41.2		38.6		41.2

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-Looking Statements

Certain statements in this document and comments made by management may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as, but not limited to, “believes,” “anticipates,” “expects,” “may,” “projects,” “projections,” “plan,” “likely,” “potential,” “targeted,” “forecasts,” “should,” “could,” “continue,” “outlook,” “guidance,” “modeling,” “moving forward” and other similar expressions are intended to identify forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. The company cautions investors that any such forward-looking statements are estimates, beliefs, expectations and/or projections that involve significant judgement, and that historical results, trends and forward-looking statements are not guarantees and are not necessarily indicative of future performance. Actual results could differ materially from those anticipated.

These statements include, but are not limited to, the company’s statements regarding:

•

The company’s outlook and its ability to achieve components or the sum of the respective period guidance on its future results of operations including: the combined ratio, excluding or including both prior-year reserve development and/or catastrophe losses; catastrophe losses; net investment income; growth of net premiums written and/or net premiums earned in total or by line of business; expense ratio; operating return on equity; and/or the effective tax rate;

•

The impact of the COVID-19 outbreak and subsequent global pandemic (“Pandemic”) and related economic conditions on the company’s operating and financial results, including, but not limited to, the impact on the company’s investment portfolio, declining claims frequency as a result of reduced economic activity, severity from higher cost of repairs due to, among other things, supply chain disruptions, declines in premium as a result of, among other things, credits or returns to the company’s customers, lower submissions, changes in renewals and policy endorsements, and the impact of reopening plans in the states and jurisdictions in which the company operates;

•

Uses of capital for share repurchases, special or ordinary cash dividends, business investments or growth, or otherwise, and outstanding shares in future periods as a result of various share repurchase mechanisms, capital management framework, especially in the current environment, and overall comfort with capital levels;

•

Variability of catastrophe losses due to risk concentrations, changes in weather patterns including global warming, terrorism, civil unrest, riots or other events, as well as the complexity in estimating losses from large catastrophe events due to delayed reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses;

•

Current accident year losses and loss selections (“picks”), excluding catastrophes, and prior accident year loss reserve development patterns, particularly in complex “longer-tail” liability lines, as well as the inherent variability in short-tail property and non-catastrophe weather losses;

•

The confidence or concern that the current level of reserves is adequate and/or sufficient for future claim payments, whether due to losses that have been incurred but not reported, circumstances that delay the reporting of losses, business complexity, adverse judgments or developments with respect to case reserves, the difficulties and uncertainties inherent in projecting future losses from historical data, changes in replacement and medical costs, as well as complexities related to the Pandemic, including legislative, regulatory or judicial actions that expand the intended scope of coverages, or other factors;

•	Characterization of some business as being “more profitable” in light of inherent uncertainty of ultimate losses incurred, especially for “longer-tail” liability businesses;
•	Efforts to manage expenses, including the company’s long-term expense savings targets, while allocating capital to business investment, which is at management’s discretion;
•

Mix improvement, underwriting initiatives, coverage restrictions and pricing segmentation actions, among others, to grow businesses believed to be more profitable or reduce premiums attributable to products or lines of business believed to be less profitable; balance rate actions and retention; offset long-term and/or short-term loss trends due to increased frequency; increased “social inflation” from a more litigious environment and higher average cost of resolution, increased property replacement costs, and/or social movements;

•

The ability to generate growth in targeted segments through new agency appointments; rate increases (as a result of its market position, agency relationships or otherwise), retention improvements or new business; expansion into new geographies; new product introductions; or otherwise; and

•

Investment returns and the effect of macro-economic interest rate trends and overall security yields, including the macro-economic impact of the Pandemic and corresponding governmental initiatives taken in response, and geopolitical circumstances on new money yields and overall investment returns.

Additional Risks and Uncertainties

Investors are further cautioned and should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance that are discussed in the company’s most recently filed reports on Form 10-K and Form 10-Q and other documents filed by The Hanover Insurance Group, Inc. with the Securities and Exchange Commission (“SEC”) and that are also available at www.hanover.com under “Investors.” These risks and uncertainties include, but are not limited to:

•

The severity, duration and long-term impact related to the Pandemic, including, but not limited to, decline in economic conditions, possible government responses, legislative, regulatory and judicial actions, adverse impacts to the investment portfolio valuation and yield, changes in frequency and severity of claims in both Commercial and Personal Lines, customers’ abilities to pay premiums or renew existing insurance policies, impacts to distributors (including agent partners), and the possibility of additional premium adjustments, including credits and returns, for the benefit of insureds;

•

The potential for operations to be disrupted or negatively impacted due to (i) the risk of the company’s workforce, including third-party contractors, being unable to work due to illness, quarantine, limitations on travel or other government restrictions in connection with COVID-19 and the Pandemic; (ii) the company’s reliance on the functioning of business continuity plans and technological applications while the majority of employees work remotely for an extended period of time; and (iii) the ongoing threat of cyberattacks and vulnerabilities;

•

Changes in regulatory, legislative, economic, market and political conditions, particularly in response to COVID-19 and the Pandemic (such as legislative or regulatory actions that would retroactively require insurers to cover business interruption or other types of claims irrespective of terms, exclusions or other conditions included in the contractual terms of the policies that would otherwise preclude coverage, mandatory returns and other rate-related actions, as well as presumption legislation in regards to workers’ compensation);

•

Heightened investment market volatility, fluctuations in interest rates (which have a significant impact on the market value of the investment portfolio and thus book value), U.S. Federal Reserve actions, inflationary pressures, default rates, prolonged global market conditions and other factors that affect investment returns from the investment portfolio;

•	Adverse claims experience, including those driven by large or increased frequency of catastrophe events (including those related to terrorism, civil unrest and riots), and severe weather;
•

The uncertainty in estimating weather-related losses or the long-term impacts of the Pandemic, and the limitations and assumptions used to model other property and casualty losses (particularly with respect to products with longer-tail liability lines, such as casualty and bodily injury claims, or involving emerging issues related to losses incurred as the result of new lines of business, such as cyber or financial institutions coverage, or reinsurance contracts and reinsurance recoverables), leading to potential adverse development of loss and loss adjustment expense reserves;

•

Litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope or award “bad faith” or other non-contractual damages, and the impact of “social inflation” affecting judicial awards and settlements;

•

The ability to increase or maintain insurance rates in line with anticipated loss costs and/or governmental action, including mandates by state departments of insurance to either raise or lower rates or provide credits or return premium to insureds;

•

Investment impairments, which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value, as well as credit and interest rate risk and general financial and economic conditions;

•

Disruption of the independent agency channel, including the impact of competition and consolidation in the industry and among agents and brokers, and the degree to which agents and brokers remain operational during the Pandemic;

•	Competition, particularly from competitors who have resource and capability advantages;
•

The global macroeconomic environment, including actions taken in response to the Pandemic, inflation, global trade wars, energy market disruptions, equity price risk, and interest rate fluctuations, which, among other things, could result in reductions in market values of fixed maturity and other investments;

•

Adverse state and federal regulation, legislative and/or regulatory actions (including recent significant revisions to Michigan’s automobile personal injury protection system and related litigation, and various regulations, orders and proposed legislation related to business interruption and workers’ compensation coverages, premium grace periods and returns, and rate actions);

•	Financial ratings actions, in particular, downgrades to the company’s ratings;
•

Operational and technology risks and evolving technological and product innovation, including risks created by remote work environments, and the risk of cyber-security attacks or breaches on the company’s systems or resulting in claim payments (including from products not intended to provide cyber coverage);

•	Uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses and discontinued operations; and
•

The ability to collect from reinsurers, reinsurance pricing, and the performance of the run-off voluntary property and casualty pools business (including those in the Other segment or in Discontinued operations).

Investors should not place undue reliance on forward-looking statements, which speak only as of the date they are made, and should understand the risks and uncertainties inherent in or particular to the company’s business. The company does not undertake the responsibility to update or revise such forward-looking statements.

Non-GAAP Financial Measures

As discussed on page 38 of the company’s Annual Report on Form 10-K for the year ended December 31, 2019, the company uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and taxes, operating income per share, and components of the combined ratio, both excluding and/or including, catastrophe losses, prior-year reserve development and the expense ratio. Management believes these non-GAAP financial measures are important indications of the company’s operating performance. The definition of other non-GAAP financial measures and terms can be found in the 2019 Annual Report on pages 67-70.

Operating income and operating income per share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized investment gains (losses), fair value changes of equity securities, gains and/or losses on the repayment of debt, other non-operating items, and results from discontinued operations. Net realized investment gains and losses, which include changes in the fair value of equity securities still held, are excluded for purposes of presenting operating income as they are, to a certain extent, determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses from disposals of businesses, gains and losses related to the repayment of debt, costs to acquire businesses, restructuring costs, the cumulative effect of accounting changes and certain other items. Operating income is the sum of the segment income from: Commercial Lines, Personal Lines, and Other, after interest expense and taxes. In reference to one of the company’s three segments, “operating income” is the segment income before both interest expense and taxes. The company also uses “operating income per share” (which is after both interest expense and taxes). It is calculated by dividing operating income by the weighted average number of diluted shares of common stock. The company believes that metrics of operating income and operating income in relation to its three segments provide investors with a valuable measure of the performance of the company’s continuing businesses because they highlight the portion of net income attributable to the core operations of the business. Income from continuing operations is the most directly comparable GAAP measure for operating income (and operating income before taxes) and measures of operating income that exclude the effects of catastrophe losses and/or reserve development should not be misconstrued as substitutes for income from continuing operations or net income determined in accordance with GAAP. A reconciliation of operating income (loss) to income from continuing operations and net income for the relevant periods is included on page 9 of this news release and in the Financial Supplement.

The company may also provide measures of operating income and combined ratios that exclude the impact of catastrophe losses (which in all respects include prior accident year catastrophe loss development). A catastrophe is a severe loss, resulting from natural or manmade events, including, but is not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, fire, explosions, civil unrest and terrorism. Due to the unique characteristics of each catastrophe loss, there is an inherent inability to reasonably estimate the timing or loss amount in advance. The company believes a separate discussion excluding the effects of catastrophe losses is meaningful to understand the underlying trends and variability of earnings, loss and combined ratio results, among others.

Prior accident year reserve development, which can either be favorable or unfavorable, represents changes in the company’s estimate of costs related to claims from prior years. Calendar year loss and loss adjustment expense (“LAE”) ratios determined in accordance with GAAP, excluding prior accident year reserve development, are sometimes referred to as “accident year loss ratios.” The company believes a discussion of loss and combined ratios, excluding prior accident year reserve development, is helpful since it provides insight into both estimates of current accident year results and the accuracy of prior-year estimates.

The loss and combined ratios in accordance with GAAP are the most directly comparable GAAP measures for the loss and combined ratios calculated excluding the effects of catastrophe losses and/or reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses and/or reserve development should not be misconstrued as substitutes for the loss and/or combined ratios determined in accordance with GAAP.

Operating return on equity (“ROE”) is a non-GAAP measure. See end note (5) for a detailed explanation of how this measure is calculated. Operating ROE is based on non-GAAP operating income. In addition, the portion of shareholder equity attributed to unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is excluded. The company believes this measure is helpful in that it provides insight to the capital used by, and results of, the continuing business exclusive of interest, taxes, and other non-operating items. These measures should not be misconstrued as substitutes for GAAP ROE, which is based on net income and shareholders’ equity of the entire company and without adjustments.

Endnotes

(1)

Operating income and operating income per diluted share are non-GAAP measures. Operating income (loss) before taxes, as referenced in the results of the business segments, is defined as, with respect to such segment, operating income (loss) before taxes and interest expense. These measures are used throughout this document. The reconciliation of operating income and operating income per diluted share to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on the preceding pages of this news release. See the disclosure on the use of this and other non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(2)

Current accident year loss and LAE ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the loss and LAE ratio (“loss ratio”), excluding prior-year reserve development and catastrophe losses. The loss ratio (which includes losses, LAE, catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. A reconciliation of the GAAP loss ratio to the current accident year loss ratio, excluding catastrophe losses, is shown on the following page.

Three months ended
June 30, 2020
	Commercial Lines	Personal Lines	Total
Total loss and LAE ratio	62.2%	69.0%	64.9%
Less:
Prior-year reserve development ratio	(0.8)%	-	(0.4)%
Catastrophe ratio	9.8%	18.9%	13.5%
Current accident year loss and LAE ratio, excluding catastrophes	53.2%	50.1%	51.8%

June 30, 2019
Total loss and LAE ratio	61.0%	69.8%	64.6%
Less:
Prior-year reserve development ratio	(0.6)%	0.7%	-
Catastrophe ratio	3.5%	8.1%	5.4%
Current accident year loss and LAE ratio, excluding catastrophes	58.1%	61.0%	59.2%

Six months ended
June 30, 2020
	Commercial Lines	Personal Lines	Total
Total loss and LAE ratio	63.2%	65.7%	64.4%
Less:
Prior-year reserve development ratio	(0.7)%	(0.2)%	(0.3)%
Catastrophe ratio	6.6%	10.7%	8.3%
Current accident year loss and LAE ratio, excluding catastrophes	57.3%	55.2%	56.4%

June 30, 2019
Total loss and LAE ratio	60.1%	70.2%	64.2%
Less:
Prior-year reserve development ratio	(0.9)%	1.2%	-
Catastrophe ratio	2.5%	7.3%	4.5%
Current accident year loss and LAE ratio, excluding catastrophes	58.5%	61.7%	59.7%

(3)

Core Commercial business provides commercial property and casualty coverages to small and mid-sized businesses in the U.S., generally with annual premiums per policy up to $250,000, primarily through the Commercial Multiple Peril, Commercial Auto and Workers’ Compensation lines of business, as reported on page 8 and 9 of the Second Quarter 2020 Financial Supplement. Price increases in Commercial Lines represent the average change in premium on renewed policies caused by the estimated net effect of base rate changes, discretionary pricing, inflation or changes in policy level exposure or insured risks.

	Three months ended			Three months ended
	June 30, 2020			June 30, 2019
($ in millions)	Core Commercial	Other Commercial	Total Commercial	Core Commercial	Other Commercial	Total Commercial
Net premiums written	$347.2	$267.7	$614.9	$367.5	$277.2	$644.7
Net premiums earned	$381.7	$276.9	$658.6	$385.6	$273.2	$658.8

	Six months ended			Six months ended
	June 30, 2020			June 30, 2019
($ in millions)	Core Commercial	Other Commercial	Total Commercial	Core Commercial	Other Commercial	Total Commercial
Net premiums written	$768.9	$553.6	$1,322.5	$770.0	$552.1	$1,322.1
Net premiums earned	$777.1	$557.4	$1,334.5	$768.0	$543.2	$1,311.2

(4)

Price increases in Personal Lines is the estimated cumulative premium effect of approved rate actions applied to policies available for renewal, regardless of whether or not policies are actually renewed. Accordingly, pricing changes do not represent actual increases or decreases realized by the company.

(5)

Operating return on average equity (“operating ROE”) is a non-GAAP measure. Operating ROE is calculated by dividing annualized operating income after tax for the applicable period (see under the heading in this news release “Non-GAAP Financial Measures” and end note (1)), by average shareholders’ equity, excluding unrealized appreciation (depreciation) on fixed maturity investments, net of tax, for the period presented. Total shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is also a non-GAAP measure.  Total shareholders’ equity is the most directly comparable GAAP measure, and is reconciled below. For the calculation of operating ROE, the average of beginning and ending shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is used for the period as shown in the table below and reconciled on the following page:

	Period ended
($ in millions)	March 31	June 30
	2020	2020
Total shareholders' equity (GAAP)	$2,736.6	$3,071.7
Less: net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	132.8	384.5
Total shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	$2,603.8	$2,687.2

Average shareholders' equity (GAAP)		$2,904.2
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax		$2,645.5

($ in millions)	Three months ended
June 30
Net Income ROE	2020
Net income (GAAP)	$115.2
Annualized net income*	$460.8
Average shareholders' equity (GAAP)	$2,904.2
Return on equity	15.9%
Operating Income ROE (non-GAAP)
Operating income after taxes	$62.7
Annualized operating income after taxes*	$250.8
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	$2,645.5
Operating return on equity	9.5%

*Net income and operating income after taxes are calculated by taking three months ended June 30, 2020 net income and operating income after taxes, respectively, and multiplying by four.

(6)

Combined ratio, excluding catastrophes, and current accident year combined ratio, excluding catastrophes, are non-GAAP measures. These measures are used throughout this document. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. A reconciliation of the GAAP combined ratio to the combined ratio, excluding catastrophes, and to the current accident year combined ratio, excluding catastrophes, is shown on the following page.

	Three months ended			Three months ended
	June 30, 2020			June 30, 2019
	Commercial Lines	Personal Lines	Total	Commercial Lines	Personal Lines	Total

Total combined ratio (GAAP)	96.6%	95.7%	96.2%	95.4%	97.0%	96.1%
Less: catastrophe ratio	9.8%	18.9%	13.5%	3.5%	8.1%	5.4%
Combined ratio, excluding catastrophe losses (non-GAAP)	86.8%	76.8%	82.7%	91.9%	88.9%	90.7%
Less: prior-year reserve development ratio	(0.8)%	-	(0.4)%	(0.6)%	0.7%	-
Current accident year combined ratio, excluding catastrophe losses (non- GAAP)	87.6%	76.8%	83.1%	92.5%	88.2%	90.7%

	Six months ended			Six months ended
	June 30, 2020			June 30, 2019
	Commercial Lines	Personal Lines	Total	Commercial Lines	Personal Lines	Total

Total combined ratio (GAAP)	97.4%	92.8%	95.7%	94.8%	97.6%	95.9%
Less: catastrophe ratio	6.6%	10.7%	8.3%	2.5%	7.3%	4.5%
Combined ratio, excluding catastrophe losses (non-GAAP)	90.8%	82.1%	87.4%	92.3%	90.3%	91.4%
Less: prior-year reserve development ratio	(0.7)%	(0.2)%	(0.3)%	(0.9)%	1.2%	-
Current accident year combined ratio, excluding catastrophe losses (non- GAAP)	91.5%	82.3%	87.7%	93.2%	89.1%	91.4%

(7)	Here, and later in this document, the expense ratio is reduced by installment and other fee revenues for purposes of the ratio calculation.

(8)

Personal Lines net premiums written, excluding the impact of the Personal Auto premium returned in April and May, is a non-GAAP measure. Total Personal Lines net premiums written is the closest GAAP measure and is reconciled in the table below:

	Three months ended June 30,
	2020	2019	Growth
Personal Lines Net Premiums Written	$466.1	$493.1	(5.5)%
Plus: Personal Auto Premium Return	$29.4	-	-
Personal Lines Net Premiums Written, excluding Personal Auto Premium Return	$495.5	$493.1	0.5%

(9)

The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis.